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                                                                   Exhibit 99.3

                   THE KANSAS CITY SOUTHERN RAILWAY COMPANY

                  OFFER TO EXCHANGE UP TO $200,000,000 OF ITS
                         9 1/2 % SENIOR NOTES DUE 2008
                      FOR ANY AND ALL OF ITS OUTSTANDING
                         9 1/2 % SENIOR NOTES DUE 2008


 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
 CITY TIME, ON                  , 2001, UNLESS EXTENDED (SUCH TIME AND DATE,
 AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE").


                                                                         , 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   The Kansas City Southern Railway Company (the "Company"), is offering, upon the terms and subject to the conditions set forth in the Prospectus dated
                , 2001 (the "Prospectus") and the accompanying Letter of Transmittal enclosed herewith (which together constitute the "Exchange Offer"), to exchange its 9 1/2% Senior Notes due 2008 (the "Exchange Notes") for an equal principal amount of their 9 1/2% Senior Notes due 2008 (the "Outstanding Notes" and together with the Exchange Notes, the "Notes"). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of liquidated damages to the holders of the Outstanding Notes under certain circumstances relating to the Exchange and Registration Rights Agreement dated as of September 27, 2000 among the Company, the Note Guarantors listed therein and Chase Securities Inc., Banc One Capital Markets, Inc., Fleet Securities, Inc., Scotia Capital
(USA) Inc., ABN AMRO Incorporated, BMO Nesbitt Burns Corp., BNY Capital Markets, Inc. and Tokyo-Mitsubishi International plc.

   The Exchange Offer is subject to certain customary conditions to an exchange offer. See "The Exchange Offer--Certain Conditions to the Exchange Offer" in the Prospectus.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

   1. the Prospectus, dated                    , 2001;

   2. the Letter of Transmittal for your use (unless Outstanding Notes are tendered by an Agent's Message) and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Outstanding Notes);

   3. a form of letter which may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

   4. a Notice of Guaranteed Delivery;

   5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and
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   6. a return envelope addressed to The Bank of New York, the Exchange Agent.

   Your prompt action is requested. Please note the Exchange Offer will expire
at 5:00 P.M., New York City time, on                  , 2001, unless extended.
Please furnish copies of the enclosed materials to those of your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee as quickly as possible.

   In all cases, exchange of Outstanding Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Outstanding Notes, or confirmation of book entry transfer of such Outstanding Notes, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message and (c) any other required documents.

   Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or an Agent's Message and in either case together with any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Outstanding Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Guaranteed Delivery Procedures" in the Prospectus.

   The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Outstanding Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

   The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of Notes pursuant to the Exchange Offer. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Notes to it, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

   Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the
Exchange Agent by telephone at (212) 815-        or by facsimile at (212) 815-
          .

                                 Very truly yours,

                                 THE KANSAS CITY SOUTHERN RAILWAY COMPANY

   Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of the Company, or any affiliate thereof, or authorize you or any other person to make any statements or use any document on behalf of the Company, or any affiliate thereof, in connection with the Exchange Offer other than the enclosed documents and the statements contained therein.